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                                                                 Exhibit 10.1(g)

                                                                 [POLAROID LOGO]

                            POLAROID HOLDING COMPANY
                                 BONUS AGREEMENT

This is an Agreement dated as of this ___ day of March, 2004 between Polaroid Holding Company, a Delaware corporation (the "COMPANY"), and ___________________ ("EMPLOYEE").

                                   BACKGROUND

Pursuant to a restricted stock purchase agreement between the Company and the Employee (the "RESTRICTED STOCK PURCHASE AGREEMENT") dated as of the date of this Agreement, the Employee has purchased _______ shares of the Company's common stock, par value $0.001 per share (the "RESTRICTED STOCK"), subject to the restrictions set out in the Restricted Stock Purchase Agreement and those agreements incorporated or otherwise referenced therein.

Under the terms of the Restricted Stock Purchase Agreement, the Employee is required to elect, pursuant to the terms of section 83(b) of the Internal Revenue Code of 1986, as amended (the "CODE") to include in the Employee's 2004 federal and, as applicable, state taxable income the amount by which the fair market value of the Restricted Stock on the date of purchase exceeds the purchase price paid by Employee pursuant to the Restricted Stock Purchase Agreement.

The Company, to help the Employee defray part of the taxes payable by reason of the section 83(b) election described above, has determined to pay the Employee a bonus, as defined in, and subject to the terms of, this Agreement.

Accordingly, the Company and the Employee, intending to be legally bound, hereby agree:

                                    AGREEMENT

1. BONUS GRANT. The Company hereby agrees that upon receipt of evidence reasonably satisfactory to the Company that the Employee has duly and timely made the section 83(b) election described above, the Company will grant the Employee a bonus (the "BONUS") in an amount equal to $[_____]. This Bonus reimburses the employee, on a fully tax-grossed-up basis, for approximately all of the FICA taxes and for a portion of the income taxes paid by the Employee with respect to the employee's Section 83(b) election.

2. BONUS PAYMENT AS TAX CREDITS. It is agreed and understood that the Bonus Payment will not be paid to the Employee, but rather will be paid on the Employee's behalf to the relevant federal and Massachusetts taxing authorities as a credit against the Employee's 2004 taxes.

3. BONUS ADJUSTMENT. Notwithstanding the foregoing, in the event that it is finally determined by appropriate authorities at any time during the Employee's employment with the Company (or, in the case of any terminated Employee, before 30 days after the

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        employee's termination of service with the Company) that the fair market value of the Company's common stock distributed to Management Investors pursuant to the Securities Holders Agreement in 2003 was greater than $0.10 per share, the Employee agrees to repay to the Company an amount equal to 27.34% of the difference between $0.10 per share of the Restricted Stock and the fair market value of such Restricted Stock in 2003 as so redetermined. Employee also agrees that in the event Employee does not promptly repay any amount due pursuant to this Section 3, the Company may effect the repayment by withholding all such amounts from any compensation or other payments that the Company may otherwise be obligated to pay to the Employee after the date such repayment becomes due including amounts owed upon the purchase by the Company from the Employee of any Company stock. It is futher agreed that in the event of any Bonus repayment, the Company is entitled to apply for, and retain, a refund of all FICA taxes, both employer and employee, paid by the Company with respect to the repaid portion of the original Bonus, without the necessity of any consent from the Employee.

4. AMENDMENT AND MODIFICATION. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by the party affected by such amendment, modification or waiver.

5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns and executors, administrators and heirs of each party hereto. This Agreement, and any rights or obligations existing hereunder, may not be assigned or otherwise transferred by any party without the prior written consent of the other parties hereto.

6. SEVERABILITY. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect unless deletion of such provision causes this Agreement to become materially adverse to any party, in which event the parties shall use reasonable efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

8. HEADINGS. The headings preceding the text of the sections of this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

9. COUNTERPARTS. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

10. FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

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11.     NO EFFECT ON EMPLOYMENT OR DIRECTORSHIP. Nothing herein contained shall confer on any Employee the right to (a) remain in the employ of the Company or any of its subsidiaries or affiliates, or (b) if applicable, to remain a member of the Board of Directors.

12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, written or oral, relating to the subject matter of this Agreement, it being understood that the subject of this Agreement is limited to the Company's and the Employee's obligations with respect to the Bonus.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                     POLAROID HOLDING COMPANY


                                     By     /s/ Ronald A. Porter
                                       -----------------------------------------
                                     Name:  Ronald A. Porter
                                     Title: Vice President, Human Resources


                                     EMPLOYEE


                                     ---------------------------
                                     Name:

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                            EXECUTIVE OFFICER DETAILS

                                 BONUS AGREEMENT

                                           Closing                   Bonus
Management Investor                          Date                   Amount
--------------------------------   --------------------------   ----------------
William Cosgrove                          July 31, 2002             $  63,712
Ira H. Parker                           February 24, 2004           $ 217,677

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